UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 10, 2004 (August 10, 2004)

GLOBALSANTAFE CORPORATION

(Exact name of registrant as specified in charter)

Cayman Islands	1-14634	98-0108989
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	file number)	Identification No.)

15375 Memorial Drive, Houston, Texas	77079-4101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 925-6000

Item 5. Other Events

The Company announced today that one of its drilling rigs, the GSF Adriatic IV, was severely damaged and sank due to a fire, which occurred following a well control incident earlier this morning. There were no injuries to the 79 persons onboard the rig, and all were safely evacuated to Damyetta, Egypt. At the time of the incident, the rig was drilling for Petrobel, a joint venture between ENI and the Egyptian General Petroleum Corporation. The rig was contracted with Petrobel through March 2005 with a dayrate of approximately $60,000. The rig is insured for $50,000,000 subject to a $10,000,000 deductible. The net book value of the rig was approximately $16,000,000 as of July 31, 2004. The Company does not expect the loss of the rig to have a material adverse effect on the Company’s business or financial position, results of operations or cash flows.

Forward-Looking Statements

Under the Private Securities Litigation Reform Act of 1995, companies are provided a “safe harbor” for discussing their expectations regarding future performance. We believe it is in the best interest of our shareholders and the investment community to use these provisions and provide such forward-looking information. We do so in this report and in other communications. This report includes our forward looking statement that we do not expect the loss of the rig to have a material adverse effect on our business or financial position, results of operations or cash flows.

Our forward-looking statement speaks only as of the date of this report and is based on available damage assessment, industry, financial and economic data and our operating and financing plans as of that date. As is the case with any forward-looking statement, it is also inherently uncertain, and investors must recognize that events could turn out to be materially different from what we expect.

Factors that could cause or contribute to such differences include, but are not limited to (a) unforeseen issues which were not discovered in the initial assessment of the GSF Adriatic IV or of the incident reported; (b) industry market conditions; and (c) such other risk factors as may be discussed in our latest annual report on Form 10-K and subsequent reports filed with the U.S. Securities and Exchange Commission.

We disclaim any obligation or undertaking to disseminate any updates or revisions to our statements, forward-looking or otherwise, to reflect changes in our expectations or any change in events, conditions or circumstances on which any such statements are based.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBALSANTAFE CORPORATION

Date: August 10, 2004	By:	/s/ James L. McCulloch

James L. McCulloch Senior Vice President and General Counsel